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EXHIBIT 12

SEA CONTAINERS LTD.

COMPUTATION OF RATIOS

															Pro forma 9 1/2% and 10 1/2% Senior Notes and 12 1/2% Senior Subordinated Debentures exchanged
	Year ended December 31,										Three months ended March 31,				Year ended December 31, 2002				Three months ended March 31, 2003
	1998		1999		2000		2001		2002		2002		2003		(100%)		(50%)		(100%)		(50%)
	(Dollars in thousands)
Earnings / (losses) before income taxes	$63,634		$66,654		$59,146		$22,656		$59,834		$(10,311)		$(15,091)		$54,169		$57,001		$(16,507)		$(15,799)
Equity in undistributed earnings of unconsolidated companies	33		(23,804)		(22,653)		(26,565)		(18,698)		(2,958)		(3,179)		(18,698)		(18,698)		(3,179)		(3,179)
Add back dividends received	—		513		585		103		86		—		—		86		86		—		—

Total earnings / (losses) before income taxes	$63,667		$43,363		$37,078		$(3,806)		$41,222		$(13,269)		$(18,270)		$35,557		$38,389		$(19,686)		$(18,978)

Fixed charges:
Interest	$120,879		$124,043		$141,959		$128,923		$130,831		$29,401		$28,370		$135,769		$133,300		$29,604		$28,987
Amortization of finance costs	4,957		5,043		5,659		5,787		5,020		1,113		1,109		5,747		5,384		1,291		1,200

Total interest	125,836		129,086		147,618		134,710		135,851		30,514		29,479		141,516		138,684		30,895		30,187
Interest factor of rent expense	87,501		105,349		87,933		83,061		56,569		14,142		14,142		56,569		56,569		14,142		14,142

Total fixed charges	213,337		234,435		235,551		217,771		192,420		44,656		43,621		198,085		195,253		45,037		44,329
Capitalized interest	1,392		1,928		1,365		1,815		1,168		357		—		1,168		1,168		—		—

Fixed charges (excluding capitalized interest)	$211,945		$232,507		$234,186		$215,956		$191,252		$44,299		$43,621		$196,917		$194,085		$45,037		$44,329

Earnings before fixed charges (excluding capitalized interest) and income taxes	$275,612		$275,870		$271,264		$212,150		$232,474		$31,030		$25,351		$232,474		$232,474		$25,351		$25,351

Ratio of earnings to fixed charges	1.3	x	1.2	x	1.2	x	1.0	x	1.2	x	0.7	x	0.6	x	1.2	x	1.2	x	0.6	x	0.6	x

Deficiency in earnings to cover fixed charges	—		—		—		—		—		$(13,269)		$(18,270)		—		—		$(19,686)		$(18,978)

E B I T D A *	$278,110		$285,621		$291,710		$248,279		$288,214		$41,614		$40,127		$288,214		$288,214		$40,127		$41,614

Ratio of EBITDA to cash interest expense	2.5	x	2.5	x	2.1	x	1.9	x	2.5	x	1.5	x	1.2	x	2.4	x	2.4	x	1.2	x	1.2	x

*
Earnings from operations plus depreciation and amortization

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SEA CONTAINERS LTD. COMPUTATION OF RATIOS